UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 13, 2020

HAWAIIAN HOLDINGS INC
(Exact name of registrant as specified in its charter)

Delaware	001-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
(Address of principal executive offices, including zip code)

(808) 835-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	HA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.03    Creation of a Direct Financial Obligation.

Draw Down on Credit Facility

On March 16, 2020, Hawaiian Airlines, Inc. (“Hawaiian”), a Delaware corporation and wholly-owned subsidiary of Hawaiian Holdings, Inc. (the “Company”), drew down $235 million in revolving loans pursuant to its Amended and Restated Credit and Guaranty Agreement, dated as of December 11, 2018, among Hawaiian, the Company and its subsidiaries party thereto, as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent (the “Credit Agreement”). The Credit Agreement terminates on, and all outstanding revolving loans thereunder will be due and payable on, December 11, 2022, unless otherwise extended by the parties. The revolving loans bear a variable interest rate equal to the London interbank offer rate plus a margin of 2.25% per annum. The revolving loans are secured by certain assets of Hawaiian and the guarantors. The Credit Agreement requires that certain liquidity and collateral requirements be met. In the event that these requirements do not continue to be met, or other customary conditions are not satisfied, the due date of the revolving loans may be accelerated.

Item 8.01    Other Events.

Reducing Flight Capacity

On March 13, 2020, the Company issued a press release announcing that it intends to reduce flight capacity system-wide by 8-10 percent in April and 15-20 percent in May, compared to its original 2020 plans, to better match current demand, as well as that it is instituting certain other cost-cutting measures, in response to declining demand caused by the COVID-19 pandemic. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Agreement in Principle for New Contract with Association of Flight Attendants

On March 16, 2020, Hawaiian reached an agreement in principle related to a new five-year contract with the Association of Flight Attendants (the "AFA") covering Hawaiian's flight attendants. Hawaiian and the AFA will begin finalizing a tentative agreement for ratification by the flight attendants.

Suspension of Stock Repurchases

The Company also confirms that it has suspended all repurchases under its previously announced stock repurchase program, which expires December 31, 2020.

Forward-Looking Statements

This Form 8-K and related press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company's current plans with respect to certain matters.  Such forward-looking statements include, without limitation, the Company's plans to reduce flight capacity, other cost cutting plans, and anticipated finalization and ratification of the tentative agreement with the AFA. Words such as "expects," "anticipates," "projects," "intends," "plans," "believes," "estimates," variations of such words, and similar expressions are also intended to identify such forward-looking statements.

These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and assumptions relating to the Company’s operations and business environment, all of which may cause outcomes to be materially different from any expected outcomes, expressed or implied, in these forward-looking statements.  These risks and uncertainties include, without limitation, whether the Company’s cost cutting plans will be effective or sufficient; the continuing and developing effects of the spread of the novel coronavirus COVID-19; the extent of declining demand for transportation in the markets in which the Company operates; the Company's dependence on tourist travel; any future restrictions on air travel; the availability of aircraft fuel, aircraft parts and personnel; the Company's ability to continue to generate sufficient cash; changes in the Company's future capital needs; the successful finalization of the tentative agreement by Hawaiian and the AFA and the ultimate ratification of the tentative agreement by Hawaiian's flight attendants; and other macroeconomic, political and regulatory developments.

The risks, uncertainties and assumptions described above also include the risks, uncertainties and assumptions discussed from time to time in the Company's other public filings and public announcements, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission.  All forward-looking statements included in this document are based on information available to the Company on the date hereof. The Company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated March 13, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2020

HAWAIIAN HOLDINGS, INC.

	By:	/s/ Shannon L. Okinaka
		Name:	Shannon L. Okinaka
		Title:	Executive Vice President, Chief Financial Officer and Treasurer